Exhibit 3.7

[FORM]

KEYSTONE SOLUTIONS, INC.

LOCK-UP AGREEMENT

James K. McCarthy

This Lock-Up Agreement (“Agreement”) is made effective as of             , 2016 (the “Effective Date”) by and between [James K. McCarthy] (the “Stockholder”) and KeyStone Solutions, Inc., a Delaware corporation (the “Company”). The Stockholder and the Company shall be referred to herein collectively as the “Parties” and individually as “Party.”

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the owner of [2,810,220] of the Company’s common stock, par value $0.0001 per share (the “Stockholder’s Common Stock”);

WHEREAS, the Company is commencing the sale of units (the “Units”) consisting of one (1) share of Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and one (1) warrant (the “Warrant”) to purchase 0.25 shares of the Company’s common stock, par value of $0.0001 per share (the “Common Stock”);

WHEREAS, the Stockholder may purchase any number of Units, Series A Preferred Stock or Warrants in the Company in addition to the Stockholder’s Common Stock, which collectively with the Stockholder’s Common Stock shall be defined in this Agreement as the “Stockholder’s Securities;”

WHEREAS, in order to facilitate the offering and sale of the Units to investors (the “Offering”), and to maintain the value of the Units, the Series A Preferred Stock and the Warrants, the Stockholder agrees not to sell certain number of the Stockholder’s Securities during specified periods as provided in this Agreement;

WHEREAS, the initial sale of Units as part of the Offering to investors shall begin on the date of the first closing of the sale of Units (the “Initial Closing Date”);

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1. Lock-Up Agreement

1.01 The Lock-Up Periods. The Stockholder shall be restricted from making, attempting or agreeing to make any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance (collectively “Transfers” and individually a “Transfer”) of all or any part of the rights and incidents of ownership of the Stockholder’s Securities, including, but not limited to the right to vote, and the right to possession of any of the Stockholder’s Securities as collateral for indebtedness, whether such

Transfer is outright or conditional, or for or without consideration, of all or any of the Stockholder’s Securities during the period from the Initial Closing Date through the date ninety (90) calendar days after the Initial Closing Date (the “First Lock-Up Period”). In addition, the Stockholder shall not Transfer any more than one-half (1/2) of the Stockholder’s Securities during the period from the last day of the First Lock-Up Period through the date one hundred (100) calendar days after the last day of the First Lock-Up Period (the “Second Lock-Up Period”). The First and Second Lock-Up Periods shall be defined herein collectively as the “Lock-Up Periods.” The Stockholder’s Securities that are prohibited from being Transferred during either Lock-Up Period shall be defined herein as “Restricted Securities.” The foregoing restrictions shall preclude the Stockholder or other holder of the Restricted Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Transfer of Restricted Securities or to have the economic consequence of a transfer of ownership of the Restricted Securities during the Lock-Up Periods even if such Securities would be disposed of by someone other than the Stockholder. After the Second Lock-Up Period the forgoing restrictions on Transfer of the Stockholder’s Securities shall terminate.

1.02 Permitted Rights and Transfers. The Stockholder shall maintain all voting rights and other ownership rights, including rights to any dividends with respect to the Restricted Securities, during the Lock-Up Periods. The Stockholder may transfer Restricted Securities to any of the following (each a “Permitted Transferee”): (a) a Transfer of Restricted Securities under a Shareholder’s will or pursuant to the laws of descent and distribution; (b) a bona fide gift by a Shareholder to an “Immediate Family Member” (which shall mean a spouse, child, parent, grandparent or sibling) or a family trust for the benefit of the Stockholder or an Immediate Family Member or Family Members; so long as, in each case, each transferee shall deliver to the Company an executed written instrument agreeing to be bound by the terms of this Agreement as if such transferee(s) were the Stockholder; (c) transfer Restricted Securities to the Company or as may be required under any benefit plan of the Company; or (d) a transfer of Restricted Securities pursuant to that certain Option Agreement dated March 16, 2016 (the “Option Agreement”) by and between James McCarthy, Richard Nathan, and Avon Road Partners, L.P. (“Avon Road”) (an affiliate of Robert Berman, the Company’s CEO and a member of the Board of Directors), pursuant to which Messrs. McCarthy and Nathan granted Avon Road the right to purchase up to 50% of the shares of the Company common stock held by Messrs. McCarthy and Nathan as of the date of the Option Agreement. For the avoidance of doubt, nothing herein shall prevent the Stockholder from, or restrict the ability of the Stockholder to, exercise any options, warrants, or other convertible securities granted under any benefit plan of the Company.

1.03 Stop Transfer. The Stockholder hereby agrees and consents to the entry of stop transfer instructions with the Company’s duly appointed transfer agent against the registration or transfer of the any of the Stockholder’s Securities except in compliance with this Lock-Up Agreement. The Company, and any duly appointed transfer agent for the registration or transfer of the Restricted Securities are hereby authorized to decline to make any transfer of Restricted Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

2. Representations of the Stockholder.

2.01 Ownership of Stockholder’s Securities. As of the date hereof the Stockholder owns [2,810,220] shares of the Company’s common stock. The Stockholder’s Common Stock constitute all the shares of Company’s common stock owned of record or beneficially owned by the Stockholder as of the date hereof. Other than the Stockholder’s Common Stock the Stockholder has no other rights or interests in any other security issued by the Company including but not limited to any options, warrants, or voting rights.

2.02 No Encumbrance of Stockholder’s Securities. The Stockholder owns the Stockholder’s Common Stock free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever.

2.03 Authority. The Stockholder has the requisite legal capacity and competency, and the full legal right to execute and deliver this Agreement and perform his or her obligations hereunder. The execution, delivery or performance of this Agreement by the Stockholder will not result in the violation of or constitute a breach or default of (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its properties or assets may be bound.

3. Legends and Administration of Restricted Securities.

3.01 Legend. If any certificates are delivered by the Company representing any of the Restricted Securities such certificates shall bear the following legend:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, PLEDGED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A LOCK-UP AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). THE SECRETARY OF THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE,”

3.02 Administration. The secretary and Chief Financial Officer of the Company, the Company’s stock transfer agent and the Company’s outside accounting firms shall be directed by the Company’s board of directors to annotate in all capitalization tables, stock ledgers, stock registers and in all reports of the Company’s stockholders’ equity in any financial statements of the Company, a record of the Restricted Securities owned by each Stockholder so as to prevent any unauthorized Transfers of the Restricted Securities during the Lock-Up Periods. At such time as the Restricted Securities are no longer subject to the Company’s Lock-up Periods, the Company shall, at the written request of the Stockholder, deliver to the Stockholder (or any Permitted Transferee) a certificate representing such Restricted Securities without the legend set forth in Section 3.01.

4. General Provisions

4.01 Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day (provided, however, that a copy of such notice shall be sent within one business day after the fax transmission via a nationally recognized overnight courier as provided below); (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, charges prepaid, with written verification of receipt. All communications shall be sent to the address set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.

4.02 Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes all prior undertakings and agreements of the Company and Stockholder with respect to the subject matter hereof.

4.03 No Employment or Service Contract. Nothing in this Agreement shall confer upon Stockholder any right to employment or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary of the Company employing or retaining Stockholder) or of Stockholder, which rights are hereby expressly reserved by each.

4.04 Specific Performance. The Parties acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching Party in the event this Agreement is breached. Therefore, each Party agrees that the non-breaching Party may obtain specific performance of this Agreement without the necessity of establishing irreparable harm or posting any bond, and will be in addition to any other remedy to which such Party may be entitled at law or in equity.

4.05 Further Actions. The parties hereby agree to take such actions and execute any additional documents they may deem reasonably necessary in order to carry out the terms and provisions of this Agreement.

4.06 Amendments and Waivers. This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous understandings, whether written or oral. This Agreement may only be amended with the written consent of both the Parties.

4.07 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule.

4.08 Counterparts and Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, or scanned .pdf format or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

4.09 Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Stockholder, any successor trustee or trust, the Stockholder’s permitted assigns and legal representatives, heirs and legatees of the Stockholder’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof. No Party may assign either this Agreement or any of its rights, interests, nor delegate its duties or obligations hereunder without the prior written approval of the other Party.

4.10 Titles, Subtitles and Recitals. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Recitals in this Agreement are incorporated herein by this reference.

4.11 Severability. If one or more provisions of this Agreement are held to be unenforceable, such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.12 Tax Advice. The Stockholder has relied upon his own tax and legal advisors in connection with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first indicated above.

Signatures on Next Page

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first above written and hereto set their hands and seals.

COMPANY:

By:

Address:
KeyStone Solutions, Inc.
14420 Albemarle Point Place, Suite 200
Chantilly, Virginia 20152
E-Mail Address:

STOCKHOLDER:

James K. McCarthy

Address: